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                                                                      Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-120306, 333-116246, 333-114543, 333-114440 and 333-110348 on Form S-3;
Registration Statement Nos. 333-115976 and 333-105773 on Form S-8; Post-Effective Amendment No. 1 to Registration Statement No. 333-33303-99 on Form S-3; Post Effective Amendment No. 1 to Registration Statement Nos. 333-32413-99, 333-49333-99, 333-38188-99, 333-60260-99, 333-98271-99 and
333-101202 on Form S-8; and Post-Effective Amendment No. 5 to Registration Statement No. 333-11329-99 on Form S-8 of our reports relating to i) the consolidated financial statements of CenterPoint Energy, Inc. and subsidiaries dated March 15, 2005, January 10, 2006, as to the effects of the restatement discussed in Note 17 to the consolidated financial statements (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the Company's presentation of its electric generating operations as discontinued operations and the restatement discussed in Note 17 to the consolidated financial statements), ii) the consolidated financial statement schedules dated March 15, 2005, and iii) management's report on the effectiveness of internal control over financial reporting dated March 15, 2005, January 10, 2006 as to the effects of the material weakness described in Management's Annual Report on Internal Control over Financial Reporting as revised (which report expresses an adverse opinion on the effectiveness of internal control over financial reporting), appearing in this Amendment No. 2 to the Annual Report on Form 10-K/A of CenterPoint Energy, Inc. for the year ended December 31, 2004.

DELOITTE & TOUCHE LLP
Houston, Texas

January 10, 2006